Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET REPORTS THIRD QUARTER 2004 NET INCOME

OF $.64 PER DILUTED SHARE

Commercial Premium Increases and Administrative Ratio Decline

Drive Sequential Earnings Improvement

LOS ANGELES, November 4, 2004 – Health Net, Inc. (NYSE: HNT) today announced 2004 third quarter net income per diluted share of $.64 compared with a net loss of $.02 per diluted share in the third quarter of 2003 and earnings of $.36 per diluted share in the second quarter of 2004.

Included in the results for the third quarter of 2004 is the full effect of a $5,172,000 pretax charge, or approximately $.03 per diluted share after tax, for severance and related benefits associated with the workforce reduction begun in the second quarter of 2004 and $400,000 of additional loss on the 2001 sale of the company’s Florida health plan as a result of final settlements on this sale.

Health Net reported net income of $71,855,000 in the third quarter of 2004 compared to a net loss of $2,238,000 in the third quarter of 2003 and net income of $41,366,000 in the second quarter of 2004. The net loss in the third quarter of 2003 included an after-tax loss on disposition of discontinued operations of $89,050,000 reflecting the settlement of litigation arising in connection with Health Net’s 1998 sale of its workers’ compensation business. Excluding this settlement, net income for the third quarter of 2004 was $14,957,000 lower than the third quarter of 2003. The year-over-year decline in net income excluding the settlement was primarily the result of higher than expected medical care ratios (MCRs) and, to a lesser extent, enrollment declines. The expected sequential improvement in net income from the second quarter of 2004 to the third quarter of 2004 resulted primarily from a lower MCR.

“We believe we are headed in the right direction as our pricing actions and health care cost initiatives help build momentum toward 2005,” said Jay Gellert, president and chief executive officer of Health Net. “We are pleased with our progress as our earnings performance continues to improve from the first quarter of 2004 and is tracking to our expectations.”

Positive developments for the third quarter of 2004 included:

•	Health Net’s MCR was 84.5 percent, a 150 basis point improvement from the second quarter of 2004, though it rose by 230 basis points compared with the third quarter of 2003;

•	Commercial revenue per member per month (PMPM) increased by more than $5 in the third quarter of 2004 compared to the second quarter of 2004, consistent with the company’s expectations;

•	General and administrative (G&A) costs continued to reflect the company’s ongoing focus on tightly managing these expenses and adjusting to the enrollment declines; and

•	Cash flow from operations of $84,552,000 exceeded net income plus depreciation and amortization for the third quarter of 2004.

Revenues

Health Net’s total revenues rose 4.2 percent in the third quarter of 2004 to $2,935,233,000 from $2,816,723,000 in the third quarter of 2003. Health plan services revenue climbed 4.0 percent to $2,393,160,000 in the third quarter of 2004 compared to $2,300,807,000 in the third quarter of 2003.

Health plan services revenue gains were the result of higher commercial and Medicare premium yields across the company’s health plans. In the third quarter of 2004, the overall premium yield PMPM, including commercial, Medicare and Medicaid enrollment, rose 7.7 percent compared to the same period in 2003. Commercial premium yields were up by 8.7 percent year-over-year and 2.5 percent in the third quarter of 2004 compared to the second quarter of 2004.

“Commercial at-risk yield trends are very encouraging. Last quarter we projected that these yields would increase by more than $5 PMPM and they did,” said Buddy Piszel, executive vice president and chief financial officer of Health Net. “Enrollment is declining, but that must be viewed against our primary goal of improved margins. The pricing discipline drove substantial sequential margin improvement.”

Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, was down 3.3 percent in the third quarter of 2004 compared with the second quarter of 2004. Oregon commercial enrollment increased by nearly 5,400 members in the third quarter of 2004 compared to the second quarter of 2004, a 4.2 percent gain. In California, the addition of Kern County contributed to the growth in Medicaid enrollment of 32,820 members in the third quarter of 2004 compared to the second quarter of 2004.

“The company initiated pricing actions earlier in 2004 to improve gross margin, and this quarter we realized that goal. This disciplined pricing has resulted in enrollment losses in California that are greater than we planned. However, bolstering margin even at the expense of enrollment losses is the right thing to do. The Northeast also experienced significant PMPM revenue gains in the quarter. Commercial enrollment declines are a direct result of pricing increases designed to cull out less profitable accounts, especially in New Jersey, and improve margins,” Piszel added.

In the third quarter of 2004, Health Net’s Government contracts revenue rose 9.0 percent from the third quarter of 2003, reaching $525,783,000. This increase was due in part to the overlap of the new TRICARE North region contract being fully implemented and the continued provision of services under the old TRICARE Region 6 contract in third quarter of 2004.

“We completed the transition from the old TRICARE contract on October 31 and now solely operate in the TRICARE North region. We are proud to be providing support for the families of our troops in these 23 states and the District of Columbia,” Piszel noted.

Other income decreased by $14,323,000 in the third quarter of 2004 compared to the third quarter of 2003, primarily due to lower revenue resulting from the sale of the company’s Employer Services division in the third quarter of 2003. In the third quarter of 2004, net investment income was $14,750,000, a decrease of $3,027,000 from the third quarter of 2003. The decrease is largely attributable to one-time gains on sale of investments totaling $3,000,000 in the third quarter of 2003. Net investment income in the third quarter of 2004 increased by $932,000 compared to the second quarter of 2004.

Health Care Costs

Overall PMPM health plan health care costs rose by 10.8 percent in the third quarter of 2004 compared with the third quarter of 2003. Overall PMPM health care costs declined by 30 basis points in the third quarter of 2004 as compared to the second quarter of 2004.

“The experience in the third quarter compared to the second quarter indicates that cost trends are developing as expected and consistent with our gross margin expectations,” Piszel explained. “Physician and pharmacy cost growth is stable, and hospital cost trends declined on a sequential basis.”

The Government contracts cost ratio improved by 90 basis points to 95.4 percent for the third quarter of 2004 compared to the third quarter of 2003. This improvement is due in part to lower bid price adjustment and change order activity in the third quarter of 2003 that negatively affected the cost ratio in that period.

Administrative Expenses

In the third quarter of 2004, total general, administrative and depreciation expenses were $217,674,000. This included $5,900,000 of recoveries associated with the 2001 sale of the company’s Florida health plan. Excluding this one-time benefit, G&A plus depreciation for the third quarter of 2004 would have been $223,574,000, resulting in an administrative ratio of 9.3 percent, 150 basis points better than what the company reported in the third quarter of 2003. The administrative ratio was lower in the third quarter of 2004 as compared to the third quarter of 2003 primarily due to continuing efficiency improvements and the divestiture of the company’s Employer Services division in October 2003.

The company recorded $5,172,000 in the third quarter of 2004 for severance and related benefits expenses. “Health Net will record approximately $3 million in severance-related expenses associated with the workforce reduction in the fourth quarter of 2004,” Piszel stated.

Health Net’s selling expenses decreased by $2,152,000 to $60,410,000 in the third quarter of 2004 compared with $62,562,000 in the same period in 2003, consistent with the decline in Small Group and Individual enrollment. The selling costs ratio was 2.5 percent for the third quarter of 2004, compared with 2.7 percent in the same period last year.

The Health Net One project is on target and is approximately 75 percent complete, progressing toward the goal of putting Health Net’s health plans on a single operating platform by mid-2005. The California and Oregon divisions’ claims conversions will occur in July or August of 2005 to accommodate the July 1 account renewals.

Balance Sheet Highlights

Cash and investments as of September 30, 2004 were $1,705,872,000 compared with $1,620,787,000 as of June 30, 2004.

The TRICARE receivable increased by $7,375,000 from the end of the second quarter of 2004 to $136,335,000 as of September 30, 2004, consistent with expectations surrounding the contract transitions. Beginning with the third quarter of 2004, a new asset line and a new liability line related to the TRICARE contract for the North region are included on the balance sheet. The two new accounts offset each other and represent the non-cash impact of the incurred but not reported (IBNR) estimates of health care costs for the new TRICARE contract.

Debt increased by $17,530,000 from June 30, 2004 to $401,750,000 as of September 30, 2004, primarily due to the mark-to-market adjustment of the interest rate swap contracts the company uses to hedge against interest rate risk associated with the company’s outstanding fixed rate senior notes. This adjustment is offset by a decrease in other noncurrent liabilities that reflects the mark-to-market value of the swap.

Interest expense was $740,000 higher in the third quarter of 2004 compared to the second quarter of 2004. This was due to higher floating interest rates and additional interest expense incurred on the senior notes following the downgrade of the company’s senior unsecured debt rating by Moody’s Investors Service, Inc. in September 2004.

Reserves for claims and other settlements decreased by $52,591,000 from the end of the second quarter of 2004 to $990,240,000 as of the end of the third quarter of 2004. The decline in reserves resulted from lower claims inventories and a decline in health plan enrollment. Days claims payable decreased to 46.2 days for the third quarter of 2004 compared with 46.6 days for the second quarter of 2004, and declined by 4.2 days compared to the third quarter of 2003, a direct result of the substantially higher level of paid claims.

“The reserve decrease can be attributed to an acceleration of claims payments that reduced our claims inventory and to lower enrollment,” Piszel commented. “As we pay claims faster and shorten the claims tail, we gain the added benefit of being able to identify emerging cost trends more quickly.”

Cash Flow

Cash flow provided by operations in the third quarter of 2004 amounted to $84,552,000 compared to cash flow provided by operations of $79,648,000 in the third quarter of 2003. As noted in previous releases, cash flow from operations for the full year 2004 is expected to be down from prior years due to the effects of the transition to the new TRICARE North contract and substantially higher levels of paid claims.

Health Net repurchased 2,171,500 shares of its common stock in the third quarter of 2004 under its stock repurchase program announced in May 2002. Health Net has repurchased 19,978,655 shares under the stock repurchase program at an average price of $26.86 through September 13, 2004. On September 13, 2004, the company announced that it would not repurchase shares of common stock under the share repurchase program through the end of 2004. The company will reevaluate its position on share repurchases after the first of the year.

Outlook

Health Net is conducting a comprehensive review of unresolved provider and claims issues as part of its efforts to more effectively contract for 2005 and beyond. Additional costs may be incurred and recorded in the fourth quarter of 2004 as part of this review and recontracting effort. Excluding these costs and the expected $2.9 million severance and related benefit expense the company will record in the fourth quarter of 2004, Health Net believes its fourth quarter earnings per diluted share will be between $.68 and $.75. The company is still in the planning process for 2005 and currently expects to issue specific earnings guidance for the full year and first quarter by the end of January 2005, once the above-mentioned review is completed and the 2005 plan is finalized.

“Our initial commercial pricing for 2005 is very encouraging. We believe yields will increase between 10 and 11 percent for the business renewing in the first quarter, approximately 100 basis points ahead of expected health care cost trends,” Piszel commented.

“We also expect to see some further enrollment contraction in 2005 due to our pricing discipline. For the full year, we now believe that commercial enrollment will be down modestly, with us gaining membership in key markets in the second half of the year,” he added.

Conference Call

As previously announced, Health Net will discuss the company’s third quarter results during a conference call with investors on Thursday, November 4, 2004, at approximately 11:00 a.m. EST. To listen to the call, please dial 719.457.2679, code 924502. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. The replay of the conference call will be available following the call on Thursday, November 4, 2004 through Monday, November 8, 2004, by dialing 719.457.0820, code 924502. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2003, Quarterly Reports on Form 10-Q for the first, second and third quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively, and other reports filed by the company from time to time with the Securities and Exchange Commission.

Investor Conference

Health Net will host its annual investor conference on Thursday, November 11, 2004, at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York. The conference will begin at approximately 9:00 a.m. EST and conclude no later than 2:00 p.m. EST. For those unable to attend in person, the conference also will be accessible via Internet webcast and telephone conference call. To join the conference call, dial 719.457.2657 and enter the confirmation code 409235. For the webcast, please go to the Investor Relations section of www.healthnet.com and click on the Investor Conference link. Anyone listening to the company’s investor conference webcast or conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2003, Quarterly Reports on Form 10-Q for the first, second and third quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, respectively, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 7.3 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, trends in medical care ratios, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

[Five pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	Third Quarter Ended September 30, 2003		Fourth Quarter Ended December 31, 2003		First Quarter Ended March 31, 2004		Second Quarter Ended June 30, 2004	Third Quarter Ended September 30, 2004
REVENUES:
Health plan services premiums	$2,300,807		$2,295,217		$2,404,355		$2,398,943	2,393,160
Government contracts	482,276		464,214		503,948		504,317	525,783
Net investment income	17,777		14,212		15,201		13,818	14,750
Other income	15,863		5,989		1,248		1,737	1,540

Total revenues	2,816,723		2,779,632		2,924,752		2,918,815	2,935,233

EXPENSES:
Health plan services	1,890,408		1,876,274		2,107,087		2,062,277	2,022,870
Government contracts	464,295		448,162		480,905		478,927	501,628
General and administrative	236,723		231,814		231,485		214,244	207,187
Selling	62,562		59,021		63,577		59,993	60,410
Depreciation	13,561		12,878		9,983		10,424	10,487
Amortization	669		767		606		606	789
Interest	9,763		9,841		8,438		7,304	8,044

	2,677,981		2,638,757		2,902,081		2,833,775	2,811,415
Asset impairments	—		16,409	(b)	—		—	—
Severance and related benefits	—		—		—		17,402 (e)	5,172 (e)
(Gain) loss on sale of businesses	—		(18,901	)(c)	(1,875	)(d)	—	400 (f)

Total expenses	2,677,981		2,636,265		2,900,206		2,851,177	2,816,987

Income from continuing operations before income taxes	138,742		143,367		24,546		67,638	118,246
Income tax provision	51,930		54,018		9,534		26,272	46,391

Income from continuing operations	86,812		89,349		15,012		41,366	71,855

Discontinued operations:
Loss on settlement from disposition, net of tax	(89,050	)(a)	—		—		—	—

Net (loss) income	$(2,238)		$89,349		$15,012		$41,366	$71,855

Basic earnings (loss) per share:
Income from continuing operations	$0.75		$0.79		$0.13		$0.37	$0.64
Loss on settlement from disposition, net of tax	(0.77)		—		—		—	—

Net	$(0.02)		$0.79		$0.13		$0.37	$0.64

Diluted earnings (loss) per share:
Income from continuing operations	$0.74		$0.77		$0.13		$0.36	$0.64
Loss on settlement from disposition, net of tax	(0.76)		—		—		—	—

Net	$(0.02)		$0.77		$0.13		$0.36	$0.64

Weighted average shares outstanding:
Basic	115,122		113,515		112,600		112,574	111,440
Diluted	117,827		115,943		114,342		113,460	112,397
Ratios:
Health plan services MCR	82.2%		81.7%		87.6%		86.0%	84.5%
Government contracts cost ratio	96.3%		96.5%		95.4%		95.0%	95.4%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.8%		10.6%		10.0%		9.4%	9.1%
Selling costs ratio (Selling costs / HP serv rev)	2.7%		2.6%		2.6%		2.5%	2.5%
Days claims payable	50.4		49.4		45.2		46.6	46.2

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
ASSETS
Current Assets
Cash and cash equivalents	$727,377	$860,871	$684,782	$467,565	$622,903
Investments - available for sale	1,001,840	1,082,789	1,042,021	1,153,222	1,082,969
Premiums receivable, net	137,485	144,968	186,178	151,619	118,201
Amounts receivable under government contracts	135,570	90,928	121,037	128,960	136,335
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	—	—	—	—	114,618
Reinsurance and other receivables	127,562	105,074	94,469	93,920	102,494
Deferred taxes	89,367	43,008	40,827	40,652	41,162
Other assets	80,963	84,842	92,404	103,907	99,578

Total current assets	2,300,164	2,412,480	2,261,718	2,139,845	2,318,260

Property and equipment, net	198,848	190,900	186,700	186,570	185,291
Goodwill, net	762,066	729,506	723,595	723,595	723,595
Other intangible assets, net	20,524	19,918	19,313	21,505	22,716
Deferred taxes	21,289	44,769	41,409	41,868	18,327
Other noncurrent assets	148,067	151,703	214,894	282,258	249,912

Total Assets	$3,450,958	$3,549,276	$3,447,629	$3,395,641	$3,518,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$990,333	$1,024,550	$1,069,247	$1,042,831	$990,240
Health care and other costs payable under government contracts	257,048	256,009	233,331	216,816	201,494
IBNR health care costs payable under TRICARE North contract	—	—	—	—	114,618
Unearned premiums	81,682	178,115	95,614	85,894	78,832
Accounts payable and other liabilities	435,176	315,031	272,000	254,453	296,782

Total current liabilities	1,764,239	1,773,705	1,670,192	1,599,994	1,681,966
Senior notes payable	398,928	398,963	406,603	384,220	401,750
Other noncurrent liabilities	65,893	82,383	78,958	95,243	81,657

Total Liabilities	2,229,060	2,255,051	2,155,753	2,079,457	2,165,373

Stockholders’ Equity
Common stock and additional paid-in capital	770,514	789,392	794,602	798,432	805,426
Restricted common stock	5,885	5,885	6,027	5,855	6,483
Unearned compensation	(4,507)	(3,995)	(3,624)	(3,121)	(3,999)
Treasury common stock, at cost	(517,064)	(549,102)	(577,484)	(580,634)	(632,926)
Retained earnings	962,427	1,051,776	1,066,788	1,108,154	1,180,009
Accumulated other comprehensive income (loss)	4,643	269	5,567	(12,502)	(2,265)

Total Stockholders’ Equity	1,221,898	1,294,225	1,291,876	1,316,184	1,352,728

Total Liabilities and Stockholders’ Equity	$3,450,958	$3,549,276	$3,447,629	$3,395,641	$3,518,101

Debt-to-Total Capital Ratio	24.6%	23.6%	23.9%	22.6%	22.9%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Third Quarter Ended September 30, 2003	Fourth Quarter Ended December 31, 2003	First Quarter Ended March 31, 2004	Second Quarter Ended June 30, 2004	Third Quarter Ended September 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,238)	$89,349	$15,012	$41,366	$71,855
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Amortization and depreciation	14,230	13,645	10,589	11,030	11,276
(Gain) loss on sale of businesses	—	(18,901)	(1,875)	—	400
Asset impairments	—	16,409	—	—	—
Other changes	1,351	270	(898)	1,518	546
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	54,531	87,769	(130,211)	24,839	26,356
Other assets	16,942	27,944	4,718	515	5,140
Amounts receivable/payable under government contracts	(22,475)	43,603	(52,787)	(24,438)	(22,697)
Reserves for claims and other settlements	(89,415)	37,154	42,962	(26,416)	(52,591)
Accounts payable and other liabilities	106,722	(117,256)	(42,085)	(15,900)	44,267

Net cash provided by (used in) operating activities	79,648	179,986	(154,575)	12,514	84,552

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	127,622	32,243	125,015	65,320	79,438
Maturities of investments	143,532	121,944	112,345	84,102	30,632
Purchases of investments	(306,732)	(259,912)	(186,289)	(284,446)	(22,774)
Purchases of property and equipment	(13,891)	(12,435)	(5,853)	(10,045)	(9,178)
Cash received (paid) from the sale of businesses	—	90,316	11,026	—	(400)
Sales and purchases of restricted investments and other	4,650	(4,685)	(49,279)	(84,552)	39,307

Net cash (used in) provided by investing activities	(44,819)	(32,529)	6,965	(229,621)	117,025

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	7,414	12,798	4,785	3,040	6,053
Repurchases of common stock	(103,146)	(26,761)	(33,264)	(3,150)	(52,292)
Repayment of debt and other noncurrent liabilities	(16)	—	—	—	—

Net cash used in financing activities	(95,748)	(13,963)	(28,479)	(110)	(46,239)

Net (decrease) increase in cash and cash equivalents	(60,919)	133,494	(176,089)	(217,217)	155,338

Cash and cash equivalents, beginning of period	788,296	727,377	860,871	684,782	467,565

Cash and cash equivalents, end of period	$727,377	$860,871	$684,782	$467,565	$622,903

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Loss on settlement from disposition of discontinued operations of $89.1 million, net of tax of $47.9 million, related to the settlement of a lawsuit arising from our 1998 sale of certain of our workers’ compensation subsidiaries.

(b)	Pretax impairment charges for buildings held for sale of $2.6 million and our investment in CSMS IPA connectivity services of $13.8 million.

(c)	Pretax $18.9 million gain on the sales of our Employers Services, Dental and Vision subsidiaries.

(d)	Pretax $1.9 million gain on the sales of our Subacute subsidiaries.

(e)	Pretax severance and related benefit costs of $22.6 million (comprised of $17.4 million in Q2, $5.2 million in Q3) related to our workforce reduction announced in May 2004.

(f)	Pretax $0.4 million additional loss on the sale of our Florida health plan resulting from the stock purchase and reinsurance settlement agreements dated September 30, 2004.

HEALTH NET, INC.

Medical Covered Lives at September 30, 2004

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	09/04	06/04	09/03	09/04	06/04	09/03	09/04	06/04	09/03	09/04	06/04	09/03	09/04	06/04	09/03
Arizona	74	71	68	55	54	50	129	125	118	—	—	—	129	125	118
California	1,130	1,170	1,150	489	515	518	1,619	1,685	1,668	3	3	2	1,622	1,688	1,670
Connecticut	194	200	213	43	44	47	238	244	260	51	51	58	289	296	318
New Jersey	109	122	144	123	135	150	232	257	294	18	18	19	250	274	313
New York	153	156	158	110	112	115	262	268	273	7	6	10	269	274	283
Oregon	100	95	87	33	33	22	133	128	109	1	—	—	134	128	109
Pennsylvania	—	—	17	—	—	—	—	—	17	—	—	—	—	—	17

Total	1,760	1,815	1,837	853	893	902	2,613	2,707	2,740	80	79	88	2,693	2,786	2,828

Year over Year		(4)%			(5)%			(5)%			(9)%			(5)%

Sequential		(3)%			(4)%			(3)%			2%			(3)%

	Medicare Risk			Medicaid			Health Plan Total
	09/04	06/04	09/03	09/04	06/04	09/03	09/04	06/04	09/03
Arizona	36	36	37	—	—	—	164	161	155
California	97	97	101	695	662	709	2,414	2,447	2,480
Connecticut	27	27	28	95	96	99	411	419	445
New Jersey	—	—	—	43	44	47	293	318	360
New York	6	5	6	—	—	—	275	280	288
Oregon	6	5	0	—	—	—	140	133	109
Pennsylvania	—	—	—	—	—	—	—	—	17

Total	171	170	171	833	803	856	3,696	3,758	3,855

Year over Year		(0)%			(3)%			(4)%

Sequential		1%			4%			(2)%

HEALTH NET, INC.

Medical Covered Lives at September 30, 2004

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	09/04	06/04	09/03	09/04	06/04	09/03	09/04	06/04	09/03	09/04	06/04	09/03	09/04	06/04	09/03
TRICARE
Previous TRICARE Contracts **	642	1,477	1,484
North Contract ***	2,929	—	—

Total TRICARE	3,571	1,477	1,484

*	Commercial Large Group includes Medicare Supplement
**	Includes only CHAMPUS eligible for which we have health care risk
***	Includes CHAMPUS eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty